Exhibit 99


FOR IMMEDIATE RELEASE                                       May 14, 1999


     Butler National Corporation (OTCBB - BUKS) Plans to Distribute Indian Gaming Operations to Shareholders

(OLATHE, KS) May 14, 1999 - Butler National Corporation reported that on May 4, 1999, the Board of Directors determined that the interests of the shareholders would be best served by distributing the common stock of its Indian Gaming Subsidiary ("IGS") to the shareholders.

Highlights of the report include:

As discussed at the Annual Meeting of the Shareholders and as reported from time-to-time over the past few years in its Annual Reports on Form 10-K, the Company has planned to separate the business segments for a number of business reasons including:

     1. Allow the management of each business to focus solely on that business segment.

     2. Provide future incentives to the employees directly related to the profitable operation of the business segment.

     3. Enhance the access to financing by allowing the financial community to focus on the business activities and opportunities of the business segment.

SEC Rule 10b-17 Information:

     The Company plans to distribute the IGS common stock to the shareholders of record owning Butler National Corporation $0.01 Common Stock at the close of business on May 24, 1999 (the "Shareholders").

     The shares of the IGS are planned to be distributed to the Shareholders at a ratio of one share of the common stock of the IGS for each share of Butler National Corporation owned at the close of business on May 24, 1999.

     An Information Statement and the shares of the IGS are expected to be distributed to the Shareholders on or before July 31, 1999.

     The Company has owned the IGS for over five years, has reported the operations as a separate business segment for over five years in its Annual Report on Form 10-K and expects the distributed shares to be unrestricted and tradeable upon filing of the Information Statement, a Form 10 with the SEC and distribution of the shares.

     The Company believes the distribution will be tax-free but the Company will not seek an Internal Revenue Service ruling on the matter.

Management Comments:

"The dynamics of the Gaming company are very different from Butler National's other businesses including it markets, products, and investment requirements. We believe that by taking the strategic step to operate separately, and by allowing each company to focus on its on businesses and markets we can unlock greater value for each of these businesses and the shareholders of Butler National and enhance their ability to achieve their full potential. With this separation, investors will be able to focus on the specific growth, market, and value creation characteristics of each company," commented Clark D. Stewart, President of the Company.

Our Business:

Butler National Corporation operates in the aerospace and services business segments. The Services segment includes electronic monitoring of water pumping stations, temporary employee services, Indian gaming management services and administrative management services. Aerospace includes the manufacture of airborne electronic switching equipment for Boeing (McDonnell Douglas) and structural modification of business aircraft.

Forward Looking Information:

The information set forth above may include "forward-looking" information as outlined in the recently enacted Private Securities Litigation Reform Act of 1995. The Cautionary Statements filed by the Company as Exhibit 99 of its FORM 10-Q filing are incorporated herein by reference and investors are specifically referred to such Cautionary Statements for a discussion of factors which could affect the Company's operations and forward-looking statements contained herein.

FOR MORE INFORMATION, OR FOR A COMPLETE COPY OF BUTLER NATIONAL'S LATEST 10-Q,
CONTACT:

William A. Griffith, Investor Relations               Phone (913) 780-9595
Butler National Corporation                           Fax   (913) 780-5088
19920 West 161st Street
Olathe, KS 66062